Exhibit 99.1

BG Medicine Announces Payoff of Secured Term Loan

WALTHAM, Mass., July 15, 2015 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, announced today that it has paid off its secured term loan facility with General Electric Capital Corporation and Comerica Bank.

The secured term loan in the aggregate principal amount of $10 million was funded to BG Medicine in February 2012. BG Medicine has been making monthly principal and interest payments on this loan since August 2013. With today’s payoff, all security interests that had been granted to the secured lenders are now released and discharged.

“The payoff of the secured term loan facility and elimination of the associated cash burn was an important milestone for BG Medicine and will allow us to invest additional operating cash to grow our business,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine. “Fulfilling this key objective was an essential step in our plan to redirect critical resources to support our role in the U.S. market introduction of automated galectin-3 testing, which became available in the U.S. earlier this month.”

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.BG-Medicine.com.

The BG Medicine Inc. logo is available for download here.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated benefits of the payoff of the secured term loan facility on our ability to grow our business. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

CONTACT:	Stephen Hall, EVP & Chief Financial Officer
(781) 890-1199